Exhibit (h)(1)(b)

Amendment to Amended and Restated Fund Accounting and Administration Agreement

Dated April 12, 2010

Between

ALPS Fund Services, Inc.

and

Forward Funds

THIS AMENDMENT is made as of April 24, 2014 by and between ALPS Fund Services, Inc. (“ALPS”) and Forward Funds (the “Fund”).

WHEREAS, ALPS and the Fund have entered into an Amended and Restated Fund Accounting and Administration Agreement (the “Agreement”) effective as of April 12, 2010;

WHEREAS, the Appendix A – Portfolios List to the Agreement was previously amended, effective as of December 23, 2013, to reflect certain name changes and deletions;

WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect corresponding amendments to Appendix C – Fees to the Agreement;

WHEREAS, all capitalized terms used herein but not otherwise defined shall have the same meanings ascribed to them in the Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Appendix C – Fees. Appendix C is hereby replaced in its entirety with the attached Appendix C.

2.	Remainder of the Agreement. All services under Section 1 of the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

ALPS Fund Services, Inc.		Forward Funds

By:	/s/ Jeremy O. May	By:	/s/ Robert S. Naka
Name:	Jeremy O. May	Name:	Robert S. Naka
Title:	President	Title:	Secretary and Vice President, Funds

APPENDIX C AS OF APRIL 24, 2014

TO THE AMENDED AND RESTATED FUND ACCOUNTING AND

ADMINISTRATION AGREEMENT

FEES

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund at the annual rate of:

The fees will be the greater of the annual minimum fee of $[ ] based on the Funds listed on Appendix A or:

Asset Based Fees of the Non-Allocation Funds as defined in Appendix A (each a “Non-Allocation Fund and collectively, the “Non-Allocation Funds”)

•	[ ] basis points of the Non-Allocation Funds’ annual net assets between $0 - $1B

•	[ ] basis points of the Non-Allocation Funds’ annual net assets in excess of $1B; and

Asset Based Fees of the Allocation Funds as defined in Appendix A (each an “Allocation Fund” and collectively, the “Allocation Funds”)

•	[ ] basis point of the Allocation Funds’ annual net assets

Plus:

$[    ] annual fee for the coordination and preparation of Form N-MFP on behalf of the Forward U.S. Government Money Fund;

$[    ] annual fee per each additional Portfolio;

An additional $[ ] annual fee for each of the Forward Core Strategy Long/Short Fund and Forward Floating NAV Short Duration Fund to be billed when the Forward Core Strategy Long/Short Fund and Forward Floating NAV Short Duration Fund commences operations, respectively;

$[    ] annual fee per each additional class of shares per Portfolio;

For each additional Portfolio added after the Effective Date that has more than one portfolio manager, an additional $[ ] per each additional portfolio manager;

Pass-through at cost of out-of-pocket expenses, including: Gainskeeper, third party security pricing fees, Blue Sky state registration fees, SSAE 16 report, FINRA advertising/filing fees, registered representative licensing fees and other expenses which may occur at the direction of the Fund; and

The proposed fee does not reflect the cost for an independent auditor to review the income tax provision and tax basis financial statement disclosures, review and sign the federal and state income tax returns, review the distribution calculations or review and sign the excise tax returns.

Minus:

$[    ] annual fee per each Portfolio that is liquidated from the Fund subject to there being at least twenty Portfolios in the Fund. If there are less than twenty Portfolios in the Fund, such reduction in fees does not apply;

$[    ] annual fee per each class of shares per Portfolio that is removed from the Fund; and

For each additional Portfolio added after the Effective Date that has more than one manager, a reduction of $[    ] per each removal of a portfolio manager.